Exhibit 99.1
loanDepot announces second quarter 2025 financial results

loanDepot Founder Anthony Hsieh appointed as permanent CEO; focused on growth, technology powered efficiency and a return to profitability.

Positive Q2 momentum from higher revenue and lower costs.

Highlights:
•Revenue increased 3% to $283 million and adjusted revenue increased 5% to $292 million compared to the prior quarter on higher pull-though weighted lock volume and servicing income.
•Pull-through weighted gain on sale margin decreased 25 basis points to 330 basis points.
•Expenses decreased 2% to $315 million, driven primarily by lower general and administrative expenses; volume-related expenses increased 12% to $114 million compared to 30% increase in origination volume reflecting our investments in operating efficiency.
•Net loss of $25 million was down 38%, compared with net loss of $41 million in the prior quarter, primarily reflecting higher revenue and lower expenses.
•Adjusted net loss of $16 million was down 37%, compared with the prior quarter adjusted net loss of $25 million.
•Adjusted EBITDA increased by $7 million to $26 million compared to $18 million in the prior quarter.
•Strong liquidity profile with cash balance of $409 million.

IRVINE, Calif., August 07, 2025 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), today announced results for the second quarter ended June 30, 2025.

“I am thrilled to return to the helm of the company that I, along with so many members of the team, built from the ground up,” said Founder and Chief Executive Officer Anthony Hsieh. “My focus is to return to our roots and drive profitable market share growth fueled by technology innovations that power operating leverage, and ultimately a return to profitability. I believe that loanDepot’s unique set of assets - our nationally recognized brand and marketing muscle, our diversified channel strategy, our high-quality servicing portfolio and our exceptional customer experience against the backdrop of a highly fragmented market and the rapid evolution of artificial intelligence - position us to once again disrupt and redefine the industry.

Hsieh continued, “To accelerate the company’s forward progress, digital transformation and our goal of returning to market leadership, we added two mortgage technology trailblazers to our team. Chief Digital Officer Dominick Marchetti is responsible for leading the Company’s overall digital transformation and strategy. Chief Innovation Officer Sean DeJulia is responsible for driving innovation throughout the loan manufacturing process across all channels. These two brilliant and proven technology leaders bring a deep understanding of both the loan manufacturing process and the competitive landscape, and are trusted leaders who know how to build, inspire and deliver. I am confident that they will accelerate our progress.

Hsieh concluded, " I would also like to take this opportunity to acknowledge LDI Mortgage President, Jeff Walsh who has decided to retire from loanDepot in September. Over the past twelve years, Jeff has played a major role in the growth of the company, most recently leading our production channels. On behalf of the company, I want to thank Jeff for everything he’s done to propel our company forward.”

Added Chief Financial Officer, David Hayes, “We continued to narrow our loss in the second quarter, thanks to both higher adjusted revenue and lower expenses. Our continued focus on productivity and efficiency initiatives was evident in lower direct origination expenses, even as origination volumes increased. We also maintained a strong balance sheet during the quarter, increasing our unrestricted cash balance by $37 million to a total of $409 million.”

Second Quarter Highlights:

Financial Summary

	Three Months Ended			Six Months Ended
($ in thousands except per share data) (Unaudited)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Rate lock volume	$8,560,699	$7,637,987	$8,298,270	$16,198,686	$15,100,600
Pull-through weighted lock volume(1)	6,348,060	5,418,685	5,782,309	11,766,745	10,514,145
Loan origination volume	6,734,529	5,173,928	6,090,634	11,908,457	10,648,985
Gain on sale margin(2)	3.11%	3.72%	3.06%	3.38%	2.97%
Pull-through weighted gain on sale margin(3)	3.30%	3.55%	3.22%	3.42%	3.01%
Financial Results
Total revenue	$282,537	$273,620	$265,390	$556,158	$488,175
Total expense	314,871	319,723	342,547	634,596	650,496
Net loss	(25,273)	(40,696)	(65,853)	(65,969)	(137,357)
Diluted loss per share	$(0.06)	$(0.11)	$(0.18)	$(0.17)	$(0.37)
Non-GAAP Financial Measures(4)
Adjusted total revenue	$291,912	$278,443	$278,007	$570,356	$508,820
Adjusted net loss	(16,013)	(25,335)	(15,890)	(41,368)	(55,384)
Adjusted EBITDA	25,631	18,298	34,575	43,928	35,078
(1)Pull-through weighted rate lock volume is the principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull-through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull-through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.

Operational Highlights
•Non-volume1 related expenses decreased $17.3 million from the first quarter of 2025, primarily due to one-time benefits in salary and general and administrative expenses.
•Pull-through weighted lock volume of $6.3 billion for the second quarter of 2025, an increase of $0.9 billion or 17% from the first quarter of 2025.
•Loan origination volume for the second quarter of 2025 was $6.7 billion, an increase of $1.6 billion or 30% from the first quarter of 2025.
1 Volume related expenses include commissions, marketing and advertising expense, and direct origination expense. All remaining expenses are considered non-volume related.

•Purchase volume totaled 63% of total loans originated during the second quarter, up from 59% during the first quarter of 2025.
•Our preliminary organic refinance consumer direct recapture rate2 increased to 70% from the first quarter 2025’s recapture rate of 65%.
•Net loss for the second quarter of 2025 of $25.3 million as compared to net loss of $40.7 million in the first quarter of 2025. Net loss narrowed primarily due to higher volume of loan originations and lower expenses, offset somewhat by lower pull-through weighted gain on sale margin.
•Adjusted net loss for the second quarter of 2025 was $16.0 million as compared to adjusted net loss of $25.3 million for the first quarter of 2025.

Outlook for the third quarter of 2025
•Origination volume of between $5.0 billion and $7.0 billion.
•Pull-through weighted rate lock volume of between $5.25 billion and $7.25 billion.
•Pull-through weighted gain on sale margin of between 325 basis points and 350 basis points.

Servicing

	Three Months Ended			Six Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Due to collection/realization of cash flows	$(42,832)	$(36,176)	$(42,285)	$(79,008)	$(78,285)

Due to changes in valuation inputs or assumptions	145	(23,689)	15,623	(23,543)	43,867
Realized gains (losses) on sale of servicing rights	44	62	(3,057)	106	(3,013)
Net (losses) gains from derivatives hedging servicing rights	(9,564)	18,804	(25,183)	9,239	(61,499)
Changes in fair value of servicing rights, net of hedging gains and losses	(9,375)	(4,823)	(12,617)	(14,198)	(20,645)
Other realized losses on sales of servicing rights (1)	(169)	(104)	(5,885)	(273)	(7,126)
Changes in fair value of servicing rights, net	$(52,376)	$(41,103)	$(60,787)	$(93,479)	$(106,056)

Servicing fee income	$108,209	$104,278	$125,082	$212,487	$249,140
(1)Includes the provision for sold MSRs and broker fees.

2 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available.

	Three Months Ended			Six Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Balance at beginning of period	$1,603,031	$1,615,510	$1,970,164	$1,615,510	$1,985,718
Additions	66,940	52,686	66,115	119,626	114,491
Sales proceeds	(10,474)	(5,362)	(439,199)	(15,837)	(495,312)
Changes in fair value:
Due to changes in valuation inputs or assumptions	145	(23,689)	15,623	(23,543)	43,867
Due to collection/realization of cash flows	(42,832)	(36,176)	(42,285)	(79,008)	(78,285)
Realized gains (losses) on sales of servicing rights	44	62	(3,955)	106	(4,016)
Total changes in fair value	(42,643)	(59,803)	(30,617)	(102,445)	(38,434)
Balance at end of period (1)	$1,616,854	$1,603,031	$1,566,463	$1,616,854	$1,566,463
(1)Balances are net of $19.1 million, $18.5 million, and $16.7 million of servicing rights liability as of June 30, 2025, March 31, 2025, and June 30, 2024, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun-25 vs Mar-25	Jun-25 vs Jun-24
Servicing portfolio (unpaid principal balance)	$117,539,884	$116,604,153	$114,278,549	0.8%	2.9%

Total servicing portfolio (units)	432,764	424,719	403,302	1.9	7.3

60+ days delinquent ($)	$1,641,165	$1,789,276	$1,457,098	(8.3)	12.6
60+ days delinquent (%)	1.4%	1.5%	1.3%
Servicing rights, net to UPB	1.4%	1.4%	1.4%

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun-25 vs Mar-25	Jun-25 vs Jun-24
Cash and cash equivalents	$408,623	$371,480	$533,153	10.0%	(23.4)%
Loans held for sale, at fair value	2,622,959	2,765,417	2,377,987	(5.2)	10.3
Loans held for investment, at fair value	111,591	114,447	120,287	(2.5)	(7.2)
Servicing rights, at fair value	1,635,991	1,621,494	1,583,128	0.9	3.3
Total assets	6,208,726	6,416,714	5,942,777	(3.2)	4.5
Warehouse and other lines of credit	2,411,416	2,490,447	2,213,128	(3.2)	9.0
Total liabilities	5,769,676	5,947,416	5,363,839	(3.0)	7.6
Total equity	439,050	469,298	578,938	(6.4)	(24.2)

A decrease in loans held for sale at June 30, 2025, resulted in a corresponding decrease in the balance on our warehouse lines of credit. Total funding capacity with our lending partners was $4.0 billion at June 30, 2025, and $3.7 billion at March 31, 2025. Available borrowing capacity was $1.6 billion at June 30, 2025.

Consolidated Statements of Operations

($ in thousands except per share data) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
REVENUES:
Interest income	$40,946	$35,070	$35,052	$76,017	$65,977
Interest expense	(39,297)	(31,762)	(35,683)	(71,059)	(67,349)
Net interest income (expense)	1,649	3,308	(631)	4,958	(1,372)

Gain on origination and sale of loans, net	174,810	166,376	166,920	341,186	282,981
Origination income, net	34,931	25,858	19,494	60,789	33,099
Servicing fee income	108,209	104,278	125,082	212,487	249,140
Change in fair value of servicing rights, net	(52,376)	(41,103)	(60,787)	(93,479)	(106,056)
Other income	15,314	14,903	15,312	30,217	30,383
Total net revenues	282,537	273,620	265,390	556,158	488,175

EXPENSES:
Personnel expense	154,116	150,161	141,036	304,277	275,354
Marketing and advertising expense	37,878	38,250	31,175	76,128	59,529
Direct origination expense	20,456	21,954	21,550	42,411	39,721
General and administrative expense	39,727	44,132	73,160	83,860	130,905
Occupancy expense	4,133	4,295	5,204	8,429	10,314
Depreciation and amortization	6,379	7,666	8,955	14,045	18,398
Servicing expense	8,184	10,000	8,467	18,183	16,728
Other interest expense	43,998	43,265	53,000	87,263	99,547
Total expenses	314,871	319,723	342,547	634,596	650,496

Loss before income taxes	(32,334)	(46,103)	(77,157)	(78,438)	(162,321)
Income tax benefit	(7,061)	(5,407)	(11,304)	(12,469)	(24,964)
Net loss	(25,273)	(40,696)	(65,853)	(65,969)	(137,357)
Net loss attributable to noncontrolling interests	(11,885)	(18,800)	(33,642)	(30,686)	(70,891)
Net loss attributable to loanDepot, Inc.	$(13,388)	$(21,896)	$(32,211)	$(35,283)	$(66,466)

Basic loss per share	$(0.06)	$(0.11)	$(0.18)	$(0.17)	$(0.37)
Diluted loss per share	$(0.06)	$(0.11)	$(0.18)	$(0.17)	$(0.37)

Weighted average shares outstanding
Basic	207,948,195	200,792,570	182,324,046	204,370,382	181,863,195
Diluted	207,948,195	200,792,570	182,324,046	204,370,382	181,863,195

Consolidated Balance Sheets

($ in thousands)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$408,623	$371,480	$421,576
Restricted cash	69,478	74,247	105,645
Loans held for sale, at fair value	2,622,959	2,765,417	2,603,735
Loans held for investment, at fair value	111,591	114,447	116,627
Derivative assets, at fair value	69,841	49,762	44,389
Servicing rights, at fair value	1,635,991	1,621,494	1,633,661
Trading securities, at fair value	86,071	87,355	87,466
Property and equipment, net	60,036	60,192	61,079
Operating lease right-of-use asset	25,716	22,682	20,432
Loans eligible for repurchase	882,346	1,022,924	995,398
Investments in joint ventures	18,262	18,214	18,113
Other assets	217,812	208,500	235,907
Total assets	$6,208,726	$6,416,714	$6,344,028

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$2,411,416	$2,490,447	$2,377,127
Accounts payable and accrued expenses	358,553	368,276	379,439
Derivative liabilities, at fair value	19,100	13,453	25,060
Liability for loans eligible for repurchase	882,346	1,022,924	995,398
Operating lease liability	36,323	34,821	33,190
Debt obligations, net	2,061,938	2,017,495	2,027,203
Total liabilities	5,769,676	5,947,416	5,837,417
EQUITY:
Total equity	439,050	469,298	506,611
Total liabilities and equity	$6,208,726	$6,416,714	$6,344,028

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Loan origination volume by type:
Conventional conforming	$2,967,898	$2,118,866	$3,311,617	$5,086,764	$5,856,820
FHA/VA/USDA	2,616,977	2,121,208	2,271,104	4,738,185	3,925,129
Jumbo	422,732	319,390	150,666	742,122	226,460
Other	726,922	614,464	357,247	1,341,386	640,576
Total	$6,734,529	$5,173,928	$6,090,634	$11,908,457	$10,648,985

Loan origination volume by purpose:
Purchase	$4,263,771	$3,063,914	$4,383,145	$7,327,685	$7,679,418
Refinance - cash out	1,978,142	1,847,176	1,562,827	3,825,318	2,706,509
Refinance - rate/term	492,616	262,838	144,662	755,454	263,058
Total	$6,734,529	$5,173,928	$6,090,634	$11,908,457	$10,648,985

Loans sold:
Servicing retained	$4,296,646	$3,453,710	$4,011,399	$7,750,356	$6,997,940
Servicing released	2,645,958	1,713,963	1,893,515	4,359,921	3,346,327
Total	$6,942,604	$5,167,673	$5,904,914	$12,110,277	$10,344,267

Second Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET to discuss the Company’s financial and operational highlights followed by a question-and-answer session.

The conference call can be accessed by registering online at https://registrations.events/direct/Q4I4144737 at which time registrants will receive dial-in information as well as a conference ID. At the time of the call, participants will dial in using the participant number and conference ID provided upon registration.

A live audio webcast of the conference call will also be available via the Company's website, investors.loandepot.com, under Events & Presentation tab. A replay of the webcast will be made available on the Investor Relations website following the conclusion of the event.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA (LBITDA). We exclude from these non-GAAP financial measures the change in fair value of MSRs, gains (losses) from the sale of MSRs and related hedging gains and losses that represent realized and unrealized adjustments resulting from changes in valuation, mostly due to changes in market interest rates, and are not indicative of the Company’s operating performance or results of operation. We have excluded expenses directly related to the cybersecurity incident in January 2024 that resulted from unauthorized access to our systems (the “Cybersecurity Incident”), net of insurance recoveries during fiscal 2024, such as costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, and professional fees, including legal expenses, litigation settlement costs, and commission guarantees. We also exclude stock-based compensation expense, which is a non-cash expense, gains or losses on extinguishment of debt and disposal of fixed assets, and impairment charges to operating lease right-of-use assets, as well as certain costs associated with our restructuring efforts, as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA (LBITDA) includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense),” as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA (LBITDA). Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state, and local income taxes. Adjustments to Diluted Weighted Average Shares Outstanding assumes the pro forma conversion of weighted average Class C common stock to Class A common stock. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•They do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA (LBITDA) does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Income (Loss), and Adjusted EBITDA (LBITDA) do not reflect any cash requirement for such replacements or improvements; and
•They are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA (LBITDA) are not intended as alternatives to total revenue, net income (loss), net income (loss) attributable to the Company, or Diluted Earnings (Loss) Per Share or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA (LBITDA) along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Total net revenue	$282,537	$273,620	$265,390	$556,158	$488,175
Valuation changes in servicing rights, net of hedging gains and losses(1)	9,375	4,823	12,617	14,198	20,645
Adjusted total revenue	$291,912	$278,443	$278,007	$570,356	$508,820
(1)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights.

Reconciliation of Net Loss to Adjusted Net Loss ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Net loss attributable to loanDepot, Inc.	$(13,388)	$(21,896)	$(32,211)	$(35,283)	$(66,466)
Net loss from the pro forma conversion of Class C common stock to Class A common stock (1)	(11,885)	(18,800)	(33,642)	(30,686)	(70,891)
Net loss	(25,273)	(40,696)	(65,853)	(65,969)	(137,357)
Adjustments to the benefit for income taxes(2)	2,937	4,901	8,838	7,791	18,616
Tax-effected net loss	(22,336)	(35,795)	(57,015)	(58,178)	(118,741)
Valuation changes in servicing rights, net of hedging gains and losses(3)	9,375	4,823	12,617	14,198	20,645
Stock-based compensation expense	(2,256)	5,716	5,898	3,460	10,753
Restructuring charges(4)	157	2,121	3,127	2,278	5,252
Cybersecurity incident(5)	301	788	26,942	1,089	41,640
Loss (gain) on extinguishment of debt	—	—	5,680	—	5,680
Loss (gain) on disposal of fixed assets	11	17	—	28	(28)
Other impairment (recovery)(6)	—	5	1,193	5	1,192
Tax effect of adjustments(7)	(1,265)	(3,010)	(14,332)	(4,248)	(21,777)
Adjusted net loss	$(16,013)	$(25,335)	$(15,890)	$(41,368)	$(55,384)
(1)Reflects net loss to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to the benefit for income taxes reflect the income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Six Months Ended
	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	3.71	5.07	5.27	4.39%	5.26%
Effective income tax rate	24.71%	26.07%	26.27%	25.39%	26.26%
(3)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights, and gains (losses) from the sale of MSRs.
(4)Reflects employee severance expense and professional services associated with restructuring efforts.
(5)Represents expenses directly related to the Cybersecurity Incident, net of insurance recoveries during fiscal 2024, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, litigation settlement costs, and commission guarantees.
(6)Represents lease impairment on corporate and retail locations.
(7)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items.

Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Share Data:
Diluted weighted average shares of Class A common stock and Class D common stock outstanding	207,948,195	200,792,570	182,324,046	204,370,382	181,863,195
Assumed pro forma conversion of weighted average Class C common stock to Class A common stock (1)	121,881,530	127,290,603	142,803,534	124,561,094	142,863,473
Adjusted diluted weighted average shares outstanding	329,829,725	328,083,173	325,127,580	328,931,476	324,726,668
(1)Reflects the assumed pro forma exchange and conversion of Class C common stock.

Reconciliation of Net Loss to Adjusted EBITDA ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Net loss	$(25,273)	$(40,696)	$(65,853)	$(65,969)	$(137,357)
Interest expense - non-funding debt (1)	43,998	43,265	53,000	87,263	99,547
Income tax benefit	(7,061)	(5,407)	(11,304)	(12,469)	(24,964)
Depreciation and amortization	6,379	7,666	8,955	14,045	18,398
Valuation changes in servicing rights, net of hedging gains and losses(2)	9,375	4,823	12,617	14,198	20,645
Stock-based compensation expense	(2,256)	5,716	5,898	3,460	10,753
Restructuring charges(3)	157	2,121	3,127	2,278	5,252
Cybersecurity incident(4)	301	788	26,942	1,089	41,640
Loss (gain) on disposal of fixed assets	11	17	—	28	(28)
Other impairment (5)	—	5	1,193	5	1,192
Adjusted EBITDA	$25,631	$18,298	$34,575	$43,928	$35,078

(1)Represents other interest expense, which includes gain or loss on extinguishment of debt and amortization of debt issuance costs and debt discount, in the Company’s consolidated statements of operations.
(2)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights, and gains (losses) from the sale of MSRs.
(3)Reflects employee severance expense and professional services associated with restructuring efforts.
(4)Represents expenses directly related to the Cybersecurity Incident, net of insurance recoveries during fiscal 2024, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, litigation settlement costs, and commission guarantees.
(5)Represents lease impairment on corporate and retail locations.

Forward-Looking Statements
This press release and related management commentary contain, and responses to investor questions may contain, forward-looking statements that can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could” and the negatives of those terms. Examples of forward-looking statements include, but are not limited to, statements about future operations, performance, financial condition, profitability, competitive advantages, prospects, use of artificial intelligence plans, strategies, focus areas, profitable market share growth, technology initiatives, leadership capabilities and expense management.

These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including but not limited to, the following: our ability to achieve the expected benefits of our strategic plans and priorities and the success of other business initiatives; our ability to achieve profitability; our loan production volume; our ability to maintain an operating platform and management system sufficient to conduct our business; our ability to maintain warehouse lines of credit and other sources of capital and liquidity; our ability to effectively utilize artificial intelligence; impacts of cybersecurity incidents, cyberattacks, information or security breaches and technology disruptions or failures, of ours or of our third party vendors; the outcome of legal proceedings to which we are a party; our ability to finalize our definitive settlement agreement and favorably resolve other matters related to the Cybersecurity Incident; adverse changes in macroeconomic and U.S residential real estate and mortgage market conditions, including changes in interest rates and changes in global trade policy and tariffs; changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities; and other risks detailed in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2024, as well as any subsequent filings with the Securities and Exchange Commission. Therefore, current plans, anticipated actions, and financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
Since its launch in 2010, loanDepot (NYSE: LDI) has revolutionized the mortgage industry with digital innovations that make transacting easier, faster and less stressful for customers and originators alike. The company, which is licensed in all 50 states, helps its customers achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. loanDepot is also committed to serving the communities in which its team lives and works through a variety of local and national philanthropic efforts.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024

rebeccaanderson@loandepot.com
LDI-IR